                                                           EXHIBITS 5.1 AND 23.1


                              ATLAS PEARLMAN, P.A.
                     350 East Las Olas Boulevard, Suite 1700
                         Fort Lauderdale, Florida 33301


                                February 7, 2002


Viragen, Inc.
865 S.W. 78th Avenue
Suite 100
Plantation, FL  33324

         Re: Registration Statement on Form S-3 (the "Registration Statement"); Viragen, Inc. (the "Company")

Gentlemen:

         This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission in connection with the registration for public resale of an aggregate of 10,504,969 shares (the "Registerable Shares") of the Company's common stock, $.01 par value per share ("Common Stock"), consisting of 6,966,667 shares of Common Stock issuable upon conversion of the Company's $2,500,000 principal amount convertible debentures, including accrued interest (the "Debentures"), 811,030 shares of Common Stock issuable upon exercise of common stock purchase warrants (the "Warrants") and 2,727,272 shares of common stock issuable upon exercise of an option to purchase common stock (the "Option"), all as described in the Registration Statement.

         In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Certificate of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Registerable Shares and related matters; (c) the Registration Statement and the exhibits thereto; (d) the Debentures, the Warrants and the Option, including the Securities Purchase Agreement and related agreements pursuant to which the Registerable Shares were issued; and (e) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the

Company, without independently checking or verifying the accuracy of such documents, records and instruments.

         Based upon and subject to the foregoing, we are of the opinion that the Registerable Shares, when issued in accordance with their terms and upon receipt by the Company of the agreed upon consideration therefor, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                    Sincerely,

                                    ATLAS PEARLMAN, P.A.

                                      /s/ Atlas Pearlman, P.A